Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204759, 333-204758, 333-167525, 333-125770, and 333-65556 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and the effectiveness of Alliance Data Systems Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 26, 2019